Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Suite 1000
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES THIRD QUARTER 2012 RESULTS, 2013 EARNINGS GUIDANCE AND INCREASED ANNUAL COMMON STOCK DIVIDEND TARGET FOR 2013
Updates 2012 earnings guidance and forecasted 2012 - 2016 capital expenditures

MADISON, Wis. - November 9, 2012 - Alliant Energy Corporation (NYSE: LNT) today announced third quarter U.S. generally accepted accounting principles (GAAP) and non-GAAP consolidated earnings per share (EPS) from continuing operations as follows:

	Adjusted (non-GAAP) EPS from Continuing Operations		GAAP EPS from Continuing Operations
	Q3 2012	Q3 2011	Q3 2012	Q3 2011
Utility and Corporate Services	$1.45	$1.37	$1.45	$1.35
Non-regulated and Parent	(0.11)	(0.12)	(0.11)	(0.12)
Alliant Energy Consolidated	$1.34	$1.25	$1.34	$1.23

“The utilities and non-regulated businesses have produced solid results for both the quarter and year-to-date. With one quarter remaining in 2012, we have narrowed our 2012 annual earnings guidance to the top half of the previous range,” said Patricia Kampling, Alliant Energy Chairman, President and CEO.

Utility and Corporate Services - Alliant Energy's Utility and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $1.45 per share of non-GAAP EPS from continuing operations in the third quarter of 2012, which was $0.08 per share higher than the third quarter of 2011. Warmer weather in the third quarter of 2012, when compared to the third quarter of 2011, led to higher electric sales to customers, positively impacting Alliant Energy's utility business. Higher income from Interstate Power and Light Company's (IPL's) tax benefit rider also impacted third quarter earnings, but is not expected to have a material impact on 2012 total year earnings. These positive EPS drivers were partially offset by higher depreciation and nuclear purchased power capacity expense.

Non-regulated and Parent - Alliant Energy's non-regulated and parent operations generated ($0.11) per share of non-GAAP EPS from continuing operations in the third quarter of 2012, which was $0.01 per share higher than the third quarter of 2011. Earnings for Alliant Energy's non-regulated and parent businesses for the third quarters of 2012 and 2011 were negatively impacted by the timing of tax expense at the parent primarily due to IPL's tax benefit rider. The increase in EPS was primarily due to higher earnings generated by Alliant Energy's Transportation business.

Earnings Adjustments - Third quarter 2011 GAAP earnings were adjusted to exclude $2.1 million ($0.02 per share) of charges for emission allowance contracts impacted by the Cross-State Air Pollution Rule. Non-GAAP adjustments, which relate to material charges or income that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP.

Details regarding GAAP EPS from continuing operations variances between the third quarters of 2012 and 2011 for Alliant Energy's operations are as follows:

	Q3 GAAP EPS
	2012	2011
Utility and Corporate Services	$1.45	$1.35
Non-regulated and Parent	(0.11)	(0.12)
Alliant Energy Consolidated	$1.34	$1.23

	Q3 2012	Q3 2011	Variance
Utility and Corporate Services operations:
Electric tax benefit rider impact at IPL (timing between quarters)	$0.18	$0.12	$0.06
Positive weather impact on electric sales	0.20	0.16	0.04
WPL retail fuel cost recoveries	0.01	(0.02)	0.03
Charges for emission allowance contracts in Q3 2011	—	(0.02)	0.02
AFUDC related to emission control projects at WPL in Q3 2012	0.02	—	0.02
Capacity charges for nuclear purchased power agreements	(0.31)	(0.29)	(0.02)
Contract cancellation charge at IPL in Q3 2012	(0.02)	—	(0.02)
Higher depreciation expense			(0.02)
Other			(0.01)
Total Utility and Corporate Services operations			$0.10
Non-regulated and Parent operations:
Electric tax benefit rider impact at Parent (timing between quarters)	($0.12)	($0.10)	($0.02)
Other effective tax rate adjustments at Parent (timing between quarters)	(0.03)	(0.05)	0.02
Other (includes Transportation business results)			0.01
Total Non-regulated and Parent operations			$0.01

Electric tax benefit rider - In February 2011, IPL received a rate order from the Iowa Utilities Board authorizing IPL to implement its proposed electric tax benefit rider, which utilizes income tax benefits from certain tax initiatives to provide retail electric customers in Iowa credits on their electric bills. These credits on customers' electric bills reduced IPL's electric revenues by $61 million during 2011 and are expected to reduce IPL's electric revenues by approximately $80 million during calendar year 2012. The electric tax benefit rider also results in an equivalent reduction in IPL's income tax expense from the benefits of the tax initiatives, resulting in no material impact on 2011 and 2012 total year EPS. While the electric tax benefit rider is not expected to have a material impact on total year EPS, it does result in considerable quarter-over-quarter variation in EPS at IPL as well as the Parent. The credit on customer bills is based on kilowatt-hour usage, which is fairly consistent throughout the year. However, the offsetting tax benefits are recorded as a percentage of expected earnings for IPL and for Alliant Energy each quarter, which fluctuates significantly causing the considerable quarter-over-quarter variation. The following table shows the estimated quarterly impacts of the electric tax benefit rider on EPS at IPL and the Parent for 2012 and 2011:

	Q1-12	Q2-12	Q3-12	Q4-12	2012
IPL	($0.09)	($0.05)	$0.18	($0.04)	$—
Parent	0.06	0.04	(0.12)	0.02	—
	($0.03)	($0.01)	$0.06	($0.02)	$—

	Q1-11	Q2-11	Q3-11	Q4-11	2011
IPL	$0.02	($0.09)	$0.12	($0.05)	$—
Parent	0.02	0.04	(0.10)	0.04	—
	$0.04	($0.05)	$0.02	($0.01)	$—

2012 Earnings Guidance

Alliant Energy is narrowing its 2012 earnings guidance, which excludes a charge of $0.14 per share associated with state tax apportionment changes at the utilities resulting from the planned sale of RMT and non-recurring regulatory-related credits of $0.02 per share from the PSCW rate case decision discussed in the first and second quarter releases.

	Revised	Previous
Utility and Corporate Services	$2.75 - $2.85	$2.65 - $2.85
Non-regulated and Parent	0.15 - 0.20	0.10 - 0.20
Alliant Energy Consolidated	$2.90 - $3.05	$2.75 - $3.05

The 2012 earnings guidance does not include the impacts of any non-cash valuation adjustments, regulatory-related charges or credits, reorganization or restructuring charges, discontinued operations, changes in laws or regulations, adjustments made to deferred tax assets and liabilities from valuation allowances and state apportionment assumptions, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings or changes in accounting principles that may impact the reported results of Alliant Energy.

Drivers for Alliant Energy's 2012 earnings guidance include, but are not limited to:

•	Stable economy and resulting implications on utility sales

•	Normal weather and operating conditions in its utility service territories for the remainder of the year

•	Ability of IPL and WPL to earn their authorized rates of return

•	Income tax benefits at IPL from tax initiatives

•	Continuing cost controls and operational efficiencies

•	Execution of IPL's, WPL's and Alliant Energy Resources, LLC's (Resources') capital expenditure plans

•	RMT sale execution

•	Consolidated effective tax rate of 20% (excluding the impacts of the non-recurring state income tax charge)

2013 Earnings Guidance

Alliant Energy is issuing the following earnings guidance for 2013:

Utility and Corporate Services	$2.90 - $3.10
Non-regulated and Parent	0.05 - 0.15
Alliant Energy Consolidated	$2.95 - $3.25

“In 2013, we expect to see the earnings benefit of increasing WPL rate base and AFUDC resulting from utility investments, as well as benefits from our numerous tax initiatives,” said Kampling. “However, we expect a decline in non-regulated earnings for 2013 due to operating losses from our Franklin County wind project.”

The 2013 earnings guidance does not include the impacts of any non-cash valuation adjustments, regulatory-related charges or credits, reorganization or restructuring charges, discontinued operations, changes in laws or regulations, adjustments made to deferred tax assets and liabilities from valuation allowances and state apportionment assumptions, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings or changes in accounting principles that may impact the reported results of Alliant Energy.

Drivers for Alliant Energy's 2013 earnings guidance include, but are not limited to:

•	Stable economy and resulting implications on utility sales

•	Normal weather and operating conditions in its utility service territories

•	Ability of IPL and WPL to earn their authorized rates of return

•	Regulatory decisions impacting earnings at IPL from tax initiatives

•	Ability of WPL to recover future purchased power, fuel and fuel-related costs through rates in a timely manner

•	Continuing cost controls and operational efficiencies

•	Execution of IPL's and WPL's capital expenditure plans

•	Consolidated effective tax rate of 14%

2013 Annual Common Stock Dividend Target

Alliant Energy's Board of Directors approved an 8 cent increase in its 2013 expected annual common stock dividend target to $1.88 per share from the current annual dividend target of $1.80 per share. Payment of the 2013 quarterly dividends is subject to the actual dividend declaration by the Board of Directors, which is expected in January 2013 for the first quarter dividend.

Projected Capital Expenditures

Alliant Energy has updated its projected capital expenditures for 2012 through 2016 as follows (in millions):

	2012	2013	2014	2015	2016
Utility business (a):
WPL gas - Riverside acquisition	$395	$—	$—	$—	$—
IPL gas - new facility	5	10	100	325	200
Total Generation - new facilities	400	10	100	325	200
Environmental	290	355	210	200	165
Generation performance improvements	20	35	75	25	45
Other utility capital expenditures	335	380	410	405	410
Total utility business	1,045	780	795	955	820
Corporate Services (b)	60	40	45	30	20
Resources wind - Franklin County (b)	65	5	15	—	—
Other (b)	10	10	5	5	5
	$1,180	$835	$860	$990	$845

(a)	Cost estimates represent IPL's and WPL's estimated portion of total escalated construction and acquisition expenditures and exclude AFUDC, if applicable.

(b)	Cost estimates represent total escalated construction expenditures and exclude capitalized interest.

Earnings Conference Call

A conference call to review the third quarter of 2012 results, revised 2012 earnings guidance, 2013 earnings guidance and projected capital expenditures is scheduled for Friday, November 9th at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer Patricia Kampling and Chief Financial Officer Tom Hanson will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-221-9591 (United States or Canada) or 913-312-1434 (International), passcode 8244179. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through November 16, 2012, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 8244179. An archive of the webcast will be available on the Company's Web site at www.alliantenergy.com/investors for 12 months.

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Resources, LLC, the parent company of Alliant Energy's non-regulated operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 1 million electric and 414,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company's primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the Company's Web site at www.alliantenergy.com.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expect,” “anticipate,” “plan,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•	federal and state regulatory or governmental actions, including the impact of energy, tax, financial and health care legislation, and of regulatory agency orders;

•
IPL's and WPL's ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, fuel costs, transmission costs, deferred expenditures, capital expenditures, and remaining costs related to generating units that may be permanently closed, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;

•	weather effects on results of utility operations including impacts of temperature changes and drought conditions in IPL's and WPL's service territories on customers' demand for electricity and gas;

•	the ability to continue cost controls and operational efficiencies;

•	the impact of IPL's retail electric base rate freeze in Iowa through 2013;

•	the impact of WPL's retail electric and gas base rate freeze in Wisconsin during 2013 and 2014;

•	the state of the economy in IPL's and WPL's service territories and resulting implications on sales, margins and ability to collect unpaid bills;

•
developments that adversely impact Alliant Energy's, IPL's and WPL's ability to implement their strategic plans, including unanticipated issues with new emission control equipment for various coal-fired generating facilities of IPL and WPL, WPL's purchase of the Riverside Energy Center, IPL's construction of a new natural gas-fired electric generating facility in Iowa, IPL's new PPA with NextEra Energy Resources, LLC, Alliant Energy Resources, LLC's construction of and selling price of the electricity output from its new 100 megawatt Franklin County wind project, and the potential decommissioning of certain generating facilities of IPL and WPL;

•
issues related to the availability of generating facilities and the supply and delivery of fuel and purchased electricity and the price thereof, including the ability to recover and to retain the recovery of purchased power, fuel and fuel-related costs through rates in a timely manner;

•	the impact that fuel and fuel-related prices may have on IPL's and WPL's customers' demand for utility services;

•	the ability to defend against environmental claims brought by state and federal agencies, such as the U.S. Environmental Protection Agency, or third parties, such as the Sierra Club;

•
issues associated with environmental remediation efforts and with environmental compliance generally, including changing environmental laws and regulations and litigation associated with changing environmental laws and regulations;

•	the ability to recover through rates all environmental compliance and remediation costs, including costs for projects put on hold due to uncertainty of future environmental laws and regulations;

•
impacts of future tax benefits from deductions for repairs expenditures and mixed service costs and temporary differences from historical tax benefits from such deductions that are reversing into income tax expense in future periods;

•	the impact of changes to government incentive elections for wind projects;

•	the ability to find a purchaser for RMT, to successfully negotiate a purchase agreement and to close the sale of RMT;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•
changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•
issues related to electric transmission, including operating in Regional Transmission Organization (RTO) energy and ancillary services markets, the impacts of potential future billing adjustments and cost allocation changes from RTOs and recovery of costs incurred;

•	unplanned outages, transmission constraints or operational issues impacting fossil or renewable generating facilities and risks related to recovery of resulting incremental costs through rates;

•
Alliant Energy's ability to successfully pursue appropriate appeals with respect to, and any liabilities arising out of, the alleged violation of the Employee Retirement Income Security Act of 1974 by Alliant Energy's Cash Balance Pension Plan;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	Alliant Energy's ability to sustain its dividend payout ratio goal;

•	employee workforce factors, including changes in key executives, collective bargaining agreements and negotiations, work stoppages or additional restructurings;

•	impacts that storms or natural disasters in IPL's and WPL's service territories may have on their operations and recovery of, and rate relief for, costs associated with restoration activities;

•	the direct or indirect effects resulting from terrorist incidents, including cyber terrorism, or responses to such incidents;

•	access to technological developments;

•	any material post-closing adjustments related to any past asset divestitures;

•	material changes in retirement and benefit plan costs;

•	the impact of incentive compensation plans accruals;

•	the effect of accounting pronouncements issued periodically by standard-setting bodies;

•	the impact of adjustments made to deferred tax assets and liabilities from state apportionment assumptions;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•	the ability to successfully complete tax audits, changes in tax accounting methods and appeals with no material impact on earnings and cash flows; and

•	factors listed in the “2012 Earnings Guidance” and “2013 Earnings Guidance” sections of this press release.

Without limitation, the expectations with respect to 2012 and 2013 earnings guidance and 2012 - 2016 capital expenditures guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy's ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
THIRD QUARTER 2012 EARNINGS SUMMARY

A summary of Alliant Energy's third quarter 2012 results compared to third quarter 2011 results is as follows:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	Q3 2012	Q3 2011	Q3 2012	Q3 2011	Q3 2012	Q3 2011
IPL	$0.93	$0.89	$—	$0.02	$0.93	$0.91
WPL	0.51	0.46	—	—	0.51	0.46
Corporate Services	0.01	—	—	—	0.01	—
Subtotal for Utility and Corporate Services	1.45	1.35	—	0.02	1.45	1.37
Non-regulated and Parent	(0.11)	(0.12)	—	—	(0.11)	(0.12)
EPS from continuing operations	1.34	1.23	—	0.02	1.34	1.25
EPS from discontinued operations	0.02	(0.13)	—	—	0.02	(0.13)
Alliant Energy Consolidated	$1.36	$1.10	$—	$0.02	$1.36	$1.12

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	Q3 2012	Q3 2011	Q3 2012	Q3 2011	Q3 2012	Q3 2011
IPL	$103.3	$98.3	$—	$2.1	$103.3	$100.4
WPL	55.9	50.6	—	—	55.9	50.6
Corporate Services	1.3	—	—	—	1.3	—
Subtotal for Utility and Corporate Services	160.5	148.9	—	2.1	160.5	151.0
Non-regulated and Parent	(11.5)	(12.0)	—	—	(11.5)	(12.0)
Total earnings from continuing operations	149.0	136.9	—	2.1	149.0	139.0
Income (loss) from discontinued operations	1.7	(14.9)	—	—	1.7	(14.9)
Alliant Energy Consolidated	$150.7	$122.0	$—	$2.1	$150.7	$124.1

ALLIANT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2012	2011	2012	2011
	(dollars in millions)
Operating revenues:
Utility:
Electric	$815.3	$796.9	$2,000.3	$2,037.7
Gas	46.8	46.4	263.9	342.5
Other	12.2	15.8	39.7	45.8
Non-regulated	13.3	11.8	39.7	34.6
	887.6	870.9	2,343.6	2,460.6
Operating expenses:
Utility:
Electric production fuel and energy purchases	221.6	215.3	550.4	590.0
Purchased electric capacity	84.0	80.2	216.2	205.2
Electric transmission service	94.9	88.9	255.7	242.6
Cost of gas sold	17.7	19.8	141.1	211.0
Other operation and maintenance	144.7	147.1	432.6	476.6
Non-regulated operation and maintenance	3.7	4.7	8.6	13.3
Depreciation and amortization	83.6	80.7	247.4	240.0
Taxes other than income taxes	23.7	24.8	73.5	74.6
	673.9	661.5	1,925.5	2,053.3
Operating income	213.7	209.4	418.1	407.3
Interest expense and other:
Interest expense	38.3	38.8	115.8	119.7
Equity income from unconsolidated investments, net	(10.4)	(10.1)	(30.4)	(29.6)
Allowance for funds used during construction	(5.8)	(2.8)	(14.4)	(8.6)
Interest income and other	(0.7)	(0.6)	(2.4)	(2.2)
	21.4	25.3	68.6	79.3
Income from continuing operations before income taxes	192.3	184.1	349.5	328.0
Income taxes	39.3	43.3	83.8	54.5
Income from continuing operations, net of tax	153.0	140.8	265.7	273.5
Income (loss) from discontinued operations, net of tax	1.7	(14.9)	(2.3)	(12.6)
Net income	154.7	125.9	263.4	260.9
Preferred dividend requirements of subsidiaries	4.0	3.9	11.9	14.3
Net income attributable to Alliant Energy common shareowners	$150.7	$122.0	$251.5	$246.6

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	Sep. 30, 2012	Dec. 31, 2011
	(in millions)
ASSETS:
Property, plant and equipment:
Utility plant in service, net of accumulated depreciation	$6,365.8	$6,322.4
Utility construction work in progress	481.5	257.2
Other property, plant and equipment, net of accumulated depreciation	537.3	453.7
Current assets:
Cash and cash equivalents	41.1	11.4
Other current assets	987.5	859.2
Investments	314.1	300.7
Other assets	1,523.6	1,483.3
Total assets	$10,250.9	$9,687.9
CAPITALIZATION AND LIABILITIES:
Capitalization:
Alliant Energy Corporation common equity	$3,116.0	$3,013.0
Cumulative preferred stock of subsidiaries, net	205.1	205.1
Noncontrolling interest	1.7	1.8
Long-term debt, net (excluding current portion)	2,828.1	2,703.1
Total capitalization	6,150.9	5,923.0
Current liabilities:
Current maturities of long-term debt	1.4	1.4
Commercial paper	70.4	102.8
Other current liabilities	873.7	751.0
Other long-term liabilities and deferred credits	3,154.5	2,909.7
Total capitalization and liabilities	$10,250.9	$9,687.9

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended Sep. 30,
	2012	2011
	(in millions)
Cash flows from operating activities	$600.3	$612.7
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(412.7)	(480.2)
Alliant Energy Corporate Services, Inc. and non-regulated businesses	(106.3)	(46.1)
Other	1.3	19.9
Net cash flows used for investing activities	(517.7)	(506.4)
Cash flows used for financing activities:
Common stock dividends	(149.6)	(141.1)
Net change in commercial paper	17.6	(25.3)
Proceeds from issuance of long-term debt	75.0	0.4
Payments to redeem preferred stock	—	(40.0)
Other	4.1	(13.9)
Net cash flows used for financing activities	(52.9)	(219.9)
Net increase (decrease) in cash and cash equivalents	29.7	(113.6)
Cash and cash equivalents at beginning of period	11.4	159.3
Cash and cash equivalents at end of period	$41.1	$45.7

KEY FINANCIAL STATISTICS

	Sep. 30, 2012	Sep. 30, 2011
Common shares outstanding (000s)	110,987	110,982
Book value per share	$28.08	$27.05
Quarterly common dividend rate per share	$0.45	$0.425

KEY OPERATING STATISTICS

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2012	2011	2012	2011
Utility electric sales (000s of MWh)
Residential	2,290	2,243	5,887	5,948
Commercial	1,762	1,705	4,811	4,726
Industrial	3,020	3,021	8,699	8,628
Retail subtotal	7,072	6,969	19,397	19,302
Sales for resale:
Wholesale	987	918	2,522	2,573
Bulk power and other	371	338	818	1,480
Other	37	37	111	112
Total	8,467	8,262	22,848	23,467
Utility retail electric customers (at Sep. 30)
Residential	843,672	841,772
Commercial	137,485	136,528
Industrial	2,847	2,898
Total	984,004	981,198
Utility gas sold and transported (000s of Dth)
Residential	1,542	1,541	14,830	19,234
Commercial	1,797	1,788	11,183	13,534
Industrial	618	735	2,033	2,866
Retail subtotal	3,957	4,064	28,046	35,634
Transportation / other	16,295	13,396	43,303	39,500
Total	20,252	17,460	71,349	75,134
Utility retail gas customers (at Sep. 30)
Residential	366,543	364,984
Commercial	45,263	45,197
Industrial	455	544
Total	412,261	410,725

Margin increases (decreases) from net impacts of weather (in millions) -
	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2012	2011	2012	2011
Electric margins	$36	$29	$37	$35
Gas margins	1	1	(11)	5
Total weather impact on margins	$37	$30	$26	$40

	Three Months Ended Sep. 30,			Nine Months Ended Sep. 30,
	2012	2011	Normal (a)	2012	2011	Normal (a)
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	699	654	507	1,044	867	729
Madison, Wisconsin (WPL)	731	612	442	1,067	804	618
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	218	204	146	3,420	4,573	4,271
Madison, Wisconsin (WPL)	212	216	183	3,581	4,804	4,530

(a) HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.